Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES APRIL CASH DISTRIBUTION

DALLAS, Texas, April 18, 2023 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.026846 per unit, payable on May 12, 2023, to unit holders of record on April 28, 2023.

This month’s distribution increased slightly from the previous month as the result of primarily an increase in the production of both oil and gas on the Texas Royalty Properties during the month of February.

WADDELL RANCH

In reporting February production of the Underlying Properties for this month’s press release, production for oil volumes was 206,970 (gross) and was priced at about $73.13 per bbl. Production for gas volumes (including gas liquids) was 685,484 Mcf (gross) and was priced at about $1.81 per Mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $15,574,745 (gross) for February. Lease Operating Expenses were $4,387,298 (gross) and Capital Expenditures (CAPEX) were $13,347,152 (gross) for February, netting to a negative Net Profit Interest (NPI) of $(2,159,705). This would put the trust’s proceeds of 75% as a negative $(1,619,779) (net) for the month of February, to contribute to this month’s distribution leaving an excess cost deficit cumulative of $2.0 million (net). For the month of February, there was an increase of CAPEX relating specifically to the startup of the 2023 budgeted projects. Given that if current oil and gas pricing continues, Waddell Ranch may or may not be able to continue to contribute to the distribution in the foreseeable future, to cover the ongoing CAPEX budget.

First sales received for the month of February 2023 wells were as follows: (all net to the Trust), 3.8 new drill wells, including 1.5 horizontal wells, 4.1 recompleted wells. Waiting on completion, as of 2/28/2023, were 2.3 drill wells, including 0.0 horizontal wells and 1.5 recompletion wells. Also, 2.3 wells, plugged and abandoned, were completed.

Blackbeard has again revised the projected 2023 capital expenditure budget for the Waddell Ranch Properties to be an estimated $96.8 million (net to the Trust) with a projection of about 30.75 new drill wells and 45 recompletions along with about 37.5 plug and abandoned wells. This revision of the previously announced budget is the result reviewing the current and future activity of the industrial environment of the Waddell Ranch.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 20,191 barrels of oil and 24,473 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 18,167 barrels of oil and 22,009 Mcf of gas. The average price for oil was $72.00 per bbl and for gas was $5.03 which includes significant NGL pricing per Mcf. This would primarily reflect production and pricing for the month of February for oil and the month of January for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,576,820. Deducted from these were taxes of $162,125 resulting in a Net Profit of $1,414,695 for the month of February. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,343,960 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	206,970	685,484	155,228	514,113	*	$73.13	1.81	**
Texas Royalties	20,191	24,473	18,167	22,009	*	$72.00	$5.03	**
Prior Month
Waddell Ranch	219,010	792,625	164,258	594,469	*	$74.94	$2.12	**
Texas Royalties	19,062	20,617	17,134	18,518	*	$75.67	$5.13	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $126,333 resulting in a distribution of $1,251,291 to 46,608,796 units outstanding, or $0.026846 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2023, attributable to the Trust from the properties appraised are approximately 11.6 million barrels of oil and 25.7 billion cubic feet of gas with a future net value of approximately $1,205,228,000 with a discounted value of $686,468,000.

With the estimated quantities of this year’s reserve estimate of 11.6 million barrels of oil and 25.7 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 15 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 1, 2023 and is available to all unitholders at this time on the SEC website.

The 2022 Annual Report with Form 10-K and the January 1, 2023 Reserve Summary will be available on Permian’s website by April 21. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839